Exhibit 10.1
PEPSICO, INC.
2007 LONG-TERM INCENTIVE PLAN
(as amended and restated March 12, 2010)
1.	Purposes.
        The purposes of the Plan are to provide long-term incentives to those persons with significant responsibility for the success and growth of PepsiCo and its subsidiaries, divisions and affiliated businesses, to associate the interests of such persons with those of PepsiCo’s shareholders, to assist PepsiCo in recruiting, retaining and motivating a diverse group of employees and outside directors on a competitive basis, and to ensure a pay-for-performance linkage for such employees and outside directors.
2.	Definitions.
        For purposes of the Plan, the following capitalized terms shall have the meanings specified below:
(a)	“Award” means a grant of Options, Stock Appreciation Rights, Restricted Shares, Restricted Stock Units, Performance Shares, Performance Units, Stock Awards, or any or all of them (but a Stock Award may not be granted to employees or officers).

(b)	“Board” means the Board of Directors of PepsiCo.

(c)	“Cause” has the meaning set forth in Section 11(b)(ii).

(d)	“Change in Control” has the meaning set forth in Section 11(b)(i).

(e)	“Change-in-Control Treatment” has the meaning set forth in Section 11(a)(ii).

(f)	“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code shall also be a reference to any successor section of the Code (or a successor code).

(g)	“Committee” means, with respect to any matter relating to Section 8 of the Plan, the Board, and with respect to all other matters under the Plan, the Compensation Committee of the Board. The Compensation Committee shall be appointed by the Board and shall consist of two or more independent, outside members of the Board. In the judgment of the Board, the Compensation Committee shall be qualified to administer the Plan as contemplated by (a) Rule 16b-3 of the Exchange Act, (b) Code Section 162(m) and the regulations thereunder, and (c) any rules and regulations of a stock exchange on which Common Stock is traded. Any member of the Compensation Committee of the Board who does not satisfy the qualifications set out in the preceding sentence may recuse himself or herself from any vote or other action taken by the Compensation Committee of the Board.

(h)	“Common Stock” means the common stock, par value 1-2/3 cents per share, of PepsiCo.

(i)	“Company” means PepsiCo, its subsidiaries, divisions and affiliated businesses.

(j)	“Covered Employee” means any PepsiCo employee for whom PepsiCo is subject to the deductibility limitation imposed by Code Section 162(m).

(k)	“Director Deferral Program” means the PepsiCo Director Deferral Program, as amended from time to time, and any successor program.

(l)	“Effective Date” means the date on which the Plan as amended and restated as of March 12, 2010 is approved by PepsiCo’s shareholders.

(m)	“Eligible Person” means any of the following individuals who is designated by the Committee as eligible to receive Awards, subject to the conditions set forth in the Plan: (i) any employee of the Company (including any officer of the Company and any Employee Director) provided that the term employee does not include any individual who is not, as of the grant date of an Award, classified by the Company as an employee on its corporate books and records even if that individual is later reclassified (by the Company, any court, any governmental agency or otherwise) as an employee as of the grant date; (ii) any consultant or advisor of the Company; and (iii) any Non-Employee Director who is eligible to receive an Award in accordance with Section 8 hereof.

(n)	“Employee Director” means a member of the Board who is also an employee of the Company.

(o)	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

(p)	“Fair Market Value” on any date means the average of the high and low market prices at which a share of Common Stock shall have been sold on such date, or the immediately preceding trading day if such date was not a trading day, as reported on the New York Stock Exchange Composite Transactions Listing and, in the case of an ISO, means fair market value as determined by the Committee in accordance with Code Section 422 and, in the case of an Option or SAR that is intended to be exempt from Code Section 409A, fair market value as determined by the Committee in accordance with Code Section 409A.

(q)	“Full-Value Award” means any Restricted Shares, Restricted Stock Units, Performance Shares, Performance Units or Stock Awards.

(r)	“Good Reason” has the meaning set forth in Section 11(b)(iii).

(s)	“Initial Grant” has the meaning set forth in Section 8(b).

(t)	“ISO” means an Option satisfying the requirements of Code Section 422 and designated as an ISO by the Committee.

(u)	“Non-Employee Director” means a member of the Board who is not an employee of the Company.

(v)	“NQSO” or “Non-Qualified Stock Option” means an Option that does not satisfy the requirements of Code Section 422 or that is not designated as an ISO by the Committee.

(w)	“Option Exercise Price” means the purchase price per share of Common Stock covered by an Option granted pursuant to the Plan.

(x)	“Options” means the right to purchase shares of Common Stock at a specified price for a specified period of time.

(y)	“Participant” means an Eligible Person who has received an Award under the Plan.

(z)	“Payment Shares” has the meaning set forth in Section 8(d).

(aa)	“PepsiCo” means PepsiCo, Inc., a North Carolina corporation, and its successors and assigns.

(bb)	“Performance Awards” means an Award of Options, Performance Shares, Performance Units, Restricted Shares, Restricted Stock Units or SARs conditioned on the achievement of Performance Goals during a Performance Period.

(cc)	“Performance-Based Exception” means the performance-based exception to the deductibility limitations of Code Section 162(m), as set forth in Code Section 162(m)(4)(C).

(dd)	“Performance Goals” means the goals established by the Committee under Section 7(d).

(ee)	“Performance Measures” means the criteria set out in Section 7(d) that may be used by the Committee as the basis for a Performance Goal.

(ff)	“Performance Period” means the period established by the Committee during which the achievement of Performance Goals is assessed in order to determine whether and to what extent an Award that is conditioned on attaining Performance Goals has been earned.

(gg)	“Performance Shares” means an Award of shares of Common Stock awarded to a Participant based on the achievement of Performance Goals during a Performance Period.

(hh)	“Performance Units” means an Award denominated in shares of Common Stock, cash or a combination thereof, as determined by the Committee, awarded to a Participant based on the achievement of Performance Goals during a Performance Period.

(ii)	“Plan” means this PepsiCo, Inc. 2007 Long-Term Incentive Plan, as amended and restated from time to time.

(jj)	“Prior Plans” means the PepsiCo, Inc. 2003 Long-Term Incentive Plan, the PepsiCo, Inc. 1994 Long-Term Incentive Plan, the PepsiCo, Inc. 1995 Stock Option Incentive Plan, the PepsiCo SharePower Stock Option Plan, the Director Stock Plan, the PepsiCo 1987 Incentive Plan, PBG 2004 Long Term Incentive Plan, PBG 2002 Long Term Incentive Plan, PBG Long Term Incentive Plan, The Pepsi Bottling Group, Inc. 1999 Long Term Incentive Plan, PBG Directors’ Stock Plan, PBG Stock Incentive Plan, PepsiAmericas, Inc. 2000 Stock Incentive Plan, Quaker Long Term Incentive Plan of 1990, Quaker Long Term Incentive Plan of 1999 and Quaker Stock Compensation Plan for Outside Directors, each as amended and restated from time to time.

(kk)	“Restricted Shares” means shares of Common Stock that are subject to such restrictions and such other terms and conditions as the Committee may establish.

(ll)	“Restricted Stock Units” means the right, as described in Section 7(c), to receive an amount, payable in either cash, shares of Common Stock or a combination thereof, equal to the value of a specified number of shares of Common Stock, subject to such terms and conditions as the Committee may establish.

(mm)	“Restriction Period” means, with respect to Performance Shares, Performance Units, Restricted Shares, Restricted Stock Units or Stock Awards, the period during which any risk of forfeiture or other restrictions set by the Committee remain in effect. Such restrictions remain in effect until such time as they have lapsed under the terms and conditions of the Performance Shares, Performance Units, Restricted Shares or Restricted Stock Units or as otherwise determined by the Committee.

(nn)	“Stock Appreciation Rights” or “SARs” means the right to receive a payment equal to the excess of the Fair Market Value of a share of Common Stock on the date the Stock Appreciation Rights are exercised over the exercise price per share of Common Stock established for those Stock Appreciation Rights at the time of grant, multiplied by the number of shares of Common Stock with respect to which the Stock Appreciation Rights are exercised.

(oo)	“Stock Award” means an Award of shares of Common Stock, including Payment Shares, that are subject to such terms, conditions and restrictions (if any) as determined by the Committee in accordance with Section 7(e).

3.	Administration of the Plan.
(a)	Authority of Committee. The Plan shall be administered by the Committee, which shall have all the powers vested in it by the terms of the Plan, such powers to include the authority (within the limitations described in the Plan):
•	to select the persons to be granted Awards under the Plan;

•	to determine the type, size and terms of Awards to be made to each Participant;

•	to determine the time when Awards are to be granted and any conditions that must be satisfied before an Award is granted;

•	to establish objectives and conditions for earning Awards;

•	to determine whether an Award shall be evidenced by an agreement and, if so, to determine the terms and conditions of such agreement (which shall not be inconsistent with the Plan) and who must sign such agreement;

•	to determine whether the conditions for earning an Award have been met and whether an Award will be paid at the end of an applicable Performance Period;

•	except as otherwise provided in Section 7(d) and Section 13(b), to modify the terms of Awards made under the Plan;

•	to determine if, when and under what conditions payment of all or any part of an Award may be deferred;

•	to determine whether the amount or payment of an Award should be reduced or eliminated;

•	to determine the guidelines and/or procedures for the payment or exercise of Awards; and

•	to determine whether an Award should qualify, regardless of its amount, as deductible in its entirety for federal income tax purposes, including whether any Awards granted to Covered Employees or any other employee should comply with the Performance-Based Exception.
(b)	Interpretation of Plan. The Committee shall have full power and authority to administer and interpret the Plan and to adopt or establish such rules, regulations, agreements, guidelines, procedures and instruments, which are not contrary to the terms of the Plan and which, in its opinion, may be necessary or advisable for the administration and operation of the Plan. The Committee’s interpretations of the

Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, shall be conclusive and binding on all parties concerned, including PepsiCo, its shareholders and all Eligible Persons and Participants.
(c)	Delegation of Authority. To the extent not prohibited by law, the Committee (i) may delegate its authority hereunder to one or more of its members or other persons (except that no such delegation shall be permitted with respect to Awards to Eligible Persons who are subject to Section 16 of the Exchange Act and Awards intended to comply with the Performance-Based Exception) and (ii) may grant authority to employees or designate employees of the Company to execute documents on behalf of the Committee or to otherwise assist the Committee in the administration and operation of the Plan.
4.	Eligibility.
(a)	General. Subject to the terms and conditions of the Plan, the Committee may, from time to time, select from all Eligible Persons those to whom Awards shall be granted under Section 7 and shall determine the nature and amount of each Award. Non-Employee Directors shall be eligible to receive Awards only pursuant to Section 8.
(b)	International Participants. Notwithstanding any provision of the Plan to the contrary, in order to foster and promote achievement of the purposes of the Plan or to comply with provisions of the laws in countries outside the United States in which the Company operates or has employees, the Committee, in its sole discretion, shall have the power and authority to (i) determine which Eligible Persons (if any) employed by the Company outside the United States should participate in the Plan, (ii) modify the terms and conditions of any Awards made to such Eligible Persons, and (iii) establish sub-plans, modified Option exercise procedures and other Award terms, conditions and procedures to the extent such actions may be necessary or advisable to comply with provisions of the laws in such countries outside the United States in order to assure the lawfulness, validity and effectiveness of Awards granted under the Plan and to the extent such actions are consistent with the Committee’s authority to amend the Plan absent shareholder approval pursuant to Section 13(b).
5.	Shares of Common Stock Subject to the Plan.
(a)	Authorized Number of Shares. Unless otherwise authorized by PepsiCo’s shareholders and subject to the provisions of this Section 5 and Section 10, the maximum aggregate number of shares of Common Stock available for issuance under the Plan shall be the total of (i) 195 million shares plus (ii) the total number of shares of Common Stock underlying awards under the Prior Plans that are cancelled or expire after May 2, 2007 without delivery of shares.

(b)	Share Counting. The following rules shall apply in determining the number of shares of Common Stock remaining available for grant under the Plan:
(i)	Any shares of Common Stock subject to (A) Options or SARs, whether granted before or after the Effective Date or (B) Full-Value Awards granted before the Effective Date shall be counted against the maximum share limitation of Section 5(a) as one (1) share of Common Stock for every share of Common Stock subject thereto. Any shares of Common Stock subject to Full-Value Awards granted on or after the Effective Date shall be counted against the maximum share limitation of Section 5(a) as three (3) shares of Common Stock for every share of Common Stock subject thereto. Awards that by their terms do not permit settlement in shares of Common Stock shall not reduce the number of shares of Common Stock available for issuance under the Plan.
(ii)	(A)	To the extent that any Award of Options or SARs, whether granted before, on or after the Effective Date, is forfeited, cancelled, settled in cash rather than shares (pursuant to the terms of an Award that permits but does not require cash settlement), returned to the Company for failure to satisfy vesting requirements or other conditions of the Award, or otherwise terminates without an issuance of shares of Common Stock being made thereunder, the maximum share limitation of Section 5(a) shall be credited with one (1) share of Common Stock for each share of Common Stock subject to such Award of Options or SARs, and such number of credited shares of Common Stock may again be made subject to Awards under the Plan, subject to the foregoing maximum share limitation.
(B)	To the extent that any Full-Value Award granted on or after the Effective Date is forfeited, cancelled, settled in cash rather than shares (pursuant to the terms of an Award that permits but does not require cash settlement), returned to the Company for failure to satisfy vesting requirements or other conditions of the Award, or otherwise terminates without an issuance of shares of Common Stock being made thereunder, the maximum share limitation of Section 5(a) shall be credited with three (3) shares of Common Stock for each share of Common Stock subject to such Full-Value Award and such number of credited shares of Common Stock may again be made subject to Awards under the Plan, subject to the foregoing maximum share limitation.

(C)	To the extent that any Full-Value Award granted before the Effective Date is forfeited, cancelled, settled in cash rather than shares (pursuant to the terms of an Award that permits but does not require cash settlement), returned to the Company for failure to satisfy vesting requirements or other conditions of the Award, or otherwise terminates without an issuance of shares of Common Stock being made thereunder, the maximum share limitation of Section 5(a) shall be credited with one (1) share of Common Stock for each share of Common Stock subject to such Full-Value Award, and such number of credited shares of Common Stock may again be made subject to Awards under the Plan subject to the foregoing maximum share limitation.
(iii)	Any shares of Common Stock that are tendered by a Participant or withheld as full or partial payment of withholding or other taxes or as payment for the exercise or conversion price of an Award under the Plan shall not be added back to the number of shares of Common Stock available for issuance under the Plan. Upon exercise of a stock-settled Stock Appreciation Right, the number of shares subject to the Award that are then being exercised shall be counted against the maximum aggregate number of shares of Common Stock that may be issued under the Plan as provided above, on the basis of one share for every share subject thereto, regardless of the actual number of shares used to settle the Stock Appreciation Right upon exercise.

(iv)	Any shares of Common Stock underlying Awards granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who become employees of the Company as a result of a merger, consolidation, acquisition or other corporate transaction involving the Company shall not, unless required by law or regulation, count against the reserve of available shares of Common Stock under the Plan.
(c)	Share Limitation. No more than five percent (5%) of the shares of Common Stock authorized under Section 5(a) may be issued in connection with the following Awards whether granted before or after the Effective Date:
(i)	Restricted Shares or Restricted Stock Units having a time-based Restriction Period less than three years (but in no event less than one year), subject to (A) pro rata vesting prior to the expiration of any Restriction Period and (B) acceleration due to the Participant’s death, total disability or retirement;

(ii)	Restricted Shares or Restricted Stock Units having a time-based Restriction Period that is actually accelerated due to a Participant’s transfer to an affiliated business; or

(iii)	Stock Awards having a Restriction Period of less than three (3) years (not including transfers to satisfy required tax withholding or intra-family transfers permitted by the Committee), subject to acceleration due to the Participant’s death or total disability, in each case described in (i), (ii) or (iii) above, as specified in the applicable Award agreement; provided that such limitations shall not be applicable to Payment Shares to Non-Employee Directors.
(d)	Shares to be Delivered. The source of shares of Common Stock to be delivered by the Company under the Plan shall be determined by the Company and may consist in whole or in part of authorized but unissued shares or repurchased shares.
6.	Award Limitations.
     The maximum number of shares of Common Stock subject to Options and SARs that can be granted to any Eligible Person during a single calendar year shall not exceed two (2) million shares. The maximum amount of Awards other than Options and SARs that can be granted to any Eligible Person during a single calendar year shall not exceed $15 million; provided that the foregoing limitation shall be applied to an Award that is denominated in shares of Common Stock on the basis of the Fair Market Value of such shares on the date the Award is granted. Notwithstanding the limitation set forth in the preceding sentence, the maximum Award that may be granted to any Eligible Person for a Performance Period longer than one calendar year shall not exceed the foregoing annual maximum multiplied by the number of full calendar years in the Performance Period.
7.	Awards to Eligible Persons.
(a)	Options.
(i)	Grants. Subject to the terms and conditions of the Plan, Options may be granted to Eligible Persons. Options may consist of ISOs or NQSOs, as the Committee shall determine. Options may be granted alone or in tandem with SARs. With respect to Options granted in tandem with SARs, the exercise of either such Options or such SARs will result in the simultaneous cancellation of the same number of tandem SARs or Options, as the case may be.

(ii)	Option Exercise Price. The Option Exercise Price shall be equal to or, at the Committee’s discretion, greater than the Fair Market Value on the date the Option is granted, unless the Option was granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who became employees of the Company as a result of a merger, consolidation, acquisition or other corporate transaction involving the Company (in which case the assumption or substitution shall be accomplished in a manner that permits the Option to be exempt from Code Section 409A).

(iii)	Term. The term of Options shall be determined by the Committee in its sole discretion, but in no event shall the term exceed ten (10) years from the date of grant; provided, however, that Awards of NQSOs and SARs covering up to five (5) million shares of Common Stock, in the aggregate, may be issued with a term of up to fifteen (15) years.
(iv)	ISO Limits. ISOs may be granted only to Eligible Persons who are employees of PepsiCo or of any parent or subsidiary corporation (within the meaning of Code Section 424) on the date of grant, and may only be granted to an employee who, at the time the Option is granted, does not own stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of PepsiCo or of any parent or subsidiary corporation (within the meaning of Code Section 424). The aggregate Fair Market Value of all shares of Common Stock with respect to which ISOs are exercisable by a Participant for the first time during any calendar year (under all plans of the Company) shall not exceed $100,000 or such other amount as may subsequently be specified by the Code and/or applicable regulations. The aggregate Fair Market Value of such shares shall be determined at the time the Option is granted. ISOs shall contain such other provisions as the Committee shall deem advisable but shall in all events be consistent with and contain or be deemed to contain all provisions required in order to qualify as incentive stock options under Code Section 422. No more than 195 million of the shares of Common Stock authorized for issuance under the Plan may be issued in the form of ISOs.

(v)	No Repricing. Subject to the anti-dilution adjustment provisions set forth in Section 10, without the approval of PepsiCo’s shareholders, (A) the Option Exercise Price for any outstanding Option granted under the Plan may not be decreased after the date of grant, (B) no outstanding Option granted under the Plan may be surrendered to the Company as consideration for the grant of a new Option with a lower Option Exercise Price, and (C) no other modifications to any outstanding Option may be made that would be treated as a “repricing” under the then applicable rules, regulations or listing requirements adopted by the New York Stock Exchange.

(vi)	Form of Payment. The Option Exercise Price shall be paid to the Company at the time of such exercise, subject to any applicable rules or regulations adopted by the Committee:
(A)	to the extent permitted by applicable law, pursuant to cashless exercise procedures that are, from time to time, approved by the Committee;

(B)	through the tender of shares of Common Stock owned by the Participant (or by delivering a certification or attestation of ownership of such shares) valued at their Fair Market Value on the date of exercise;

(C)	in cash or its equivalent; or

(D)	by any combination of (A), (B), and (C) above.
(vii)	No Dividend Equivalents. No dividends or dividend equivalents may be paid on Options. Except as otherwise provided herein, a Participant shall have no rights as a holder of Common Stock with respect to shares of Common Stock covered by an Option unless and until such shares of Common Stock have been registered to the Participant as the owner.
(b)	Stock Appreciation Rights.
(i)	Grants. Subject to the terms and provisions of the Plan, SARs may be granted to Eligible Persons. SARs may be granted alone or in tandem with Options. With respect to SARs granted in tandem with Options, the exercise of either such Options or such SARs will result in the simultaneous cancellation of the same number of tandem SARs or Options, as the case may be.

(ii)	Exercise Price. The exercise price per share of Common Stock covered by a SAR granted pursuant to the Plan shall be equal to or, at the Committee’s discretion, greater than Fair Market Value on the date the SAR is granted, unless the SAR was granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who became employees of the Company as a result of a merger, consolidation, acquisition or other corporate transaction involving the Company (in which case the assumption or substitution shall be accomplished in a manner that permits the SAR to be exempt from Code Section 409A).

(iii)	Term. The term of a SAR shall be determined by the Committee in its sole discretion, but, subject to Section 7(a)(iii), in no event shall the term exceed ten (10) years from the date of grant.

(iv)	No Repricing. Except for anti-dilution adjustments made pursuant to Section 10, without the approval of PepsiCo’s shareholders, (A) the exercise price for any outstanding SAR granted under the Plan may not be decreased after the date of grant, (B) no outstanding SAR granted under the Plan may be surrendered to the Company as consideration for the grant of a new SAR with a lower exercise price, and (C) no other modifications to any outstanding SAR may be made that would be treated as a “repricing” under the then applicable rules, regulations or listing requirements adopted by the New York Stock Exchange.

(v)	Form of Payment. The Committee may authorize payment of a SAR in the form of cash, Common Stock valued at its Fair Market Value on the date of the exercise, a combination thereof, or by any other method as the Committee may determine.

(vi)	No Dividend Equivalents. No dividends or dividend equivalents may be paid on SARs.
(c)	Restricted Shares / Restricted Stock Units.
(i)	Grants. Subject to the terms and provisions of the Plan, Restricted Shares or Restricted Stock Units may be granted to Eligible Persons.

(ii)	Restrictions. The Committee shall impose such terms, conditions and/or restrictions on any Restricted Shares or Restricted Stock Units granted pursuant to the Plan as it may deem advisable including, without limitation: a requirement that Participants pay a stipulated purchase price for each Restricted Share or each Restricted Stock Unit; forfeiture conditions; transfer restrictions; restrictions based upon the achievement of specific performance goals (Company-wide, divisional, and/or individual); time-based restrictions on vesting; and/or restrictions under applicable federal or state securities laws. Except in the case of Awards covered by Section 5(c), any time-based Restriction Period shall be for a minimum of three years (subject to (A) pro rata vesting prior to the expiration of any Restriction Period and (B) acceleration due to the Participant’s death, total disability or retirement, in each case as specified in the applicable Award agreement). To the extent the Restricted Shares or Restricted Stock Units are intended to be deductible under Code Section 162(m), the applicable restrictions shall be based on the achievement of Performance Goals over a Performance Period, as described in Section 7(d) below.

(iii)	Payment of Restricted Stock Units. Restricted Stock Units that become payable in accordance with their terms and conditions shall be settled in cash, shares of Common Stock, or a combination of cash and shares, as determined by the Committee. Any person who holds Restricted Stock Units shall have no ownership interest in the shares of Common Stock to which the Restricted Stock Units relate unless and until payment with respect to such Restricted Stock Units is actually made in shares of Common Stock. The payment date shall be as soon as practicable after the earliest of (A) any vesting date that can be pre-determined at grant under the terms of an Award agreement, and (B) the occurrence date of an applicable vesting event (e.g., death, total disability, approved transfer or retirement) specified in the applicable Award agreement.

(iv)	Transfer Restrictions. During the Restriction Period, Restricted Shares may not be sold, assigned, transferred or otherwise disposed of, or mortgaged, pledged or otherwise encumbered. In order to enforce the limitations imposed upon the Restricted Shares, the Committee may (A) cause a legend or legends to be placed on any certificates evidencing such Restricted Shares, and/or (B) cause “stop transfer” instructions to be issued, as it deems necessary or appropriate. Restricted Stock Units may not be sold, assigned, transferred or otherwise disposed of, or mortgaged, pledged, or otherwise encumbered at any time.

(v)	Dividend and Voting Rights. Unless otherwise determined by the Committee, during the Restriction Period, Participants who hold Restricted Shares shall have the right to receive dividends in cash or other property or other distribution or rights in respect of such shares and shall have the right to vote such shares as the record owners thereof; provided that, unless otherwise determined by the Committee, any dividends or other property payable to a Participant during the Restriction Period shall be distributed to the Participant only if and when the restrictions imposed on the applicable Restricted Shares lapse. Unless otherwise determined by the Committee, during the Restriction Period, Participants who hold Restricted Stock Units shall be credited with dividend equivalents in respect of such Restricted Stock Units; provided that, unless otherwise determined by the Committee, such dividend equivalents shall be distributed (without interest) to the Participant only if and when the restrictions imposed on the applicable Restricted Stock Units lapse.

(vi)	Ownership of Restricted Shares. Restricted Shares issued under the Plan shall be registered in the name of the Participant on the books and records of the Company or its designee (or by one or more physical certificates if physical certificates are issued with respect to such Restricted Shares) subject to the applicable restrictions imposed by the Plan. If a Restricted Share is forfeited in accordance with the restrictions that apply to such Restricted Shares, such interest or certificate, as the case may be, shall be cancelled. At the end of the Restriction Period that applies to Restricted Shares, the number of shares to which the Participant is then entitled shall be delivered to the Participant free and clear of the restrictions, either in certificated or uncertificated form. No shares of Common Stock shall be registered in the name of the Participant with respect to a Restricted Stock Unit unless and until such unit is paid in shares of Common Stock.
(d)	Performance Awards.
(i)	Grants. Subject to the provisions of the Plan, Performance Awards may be granted to Eligible Persons. Performance Awards may be granted either alone or in addition to other Awards made under the Plan.

(ii)	Performance Goals. Unless otherwise determined by the Committee, Performance Awards shall be conditioned on the achievement of Performance Goals (which shall be based on one or more Performance Measures, as determined by the Committee) over a Performance Period. The Performance Period shall be one year, unless otherwise determined by the Committee, provided that the Restriction Period for Performance Awards (not including Options, SARs or Awards covered by Section 5(c))

shall be for a minimum of three years, subject to (A) pro rata vesting prior to the expiration of any Restriction Period and (B) acceleration due to the Participant’s death or total disability, in each case as specified in the applicable Award agreement.
(iii)	Performance Measures. The Performance Measure(s) to be used for purposes of Performance Awards may be described in terms of objectives that are related to the individual Participant or objectives that are Company-wide or related to a subsidiary, division, department, region, function or business unit of the Company, and may consist of one or more or any combination of the following criteria: stock price, market share, sales revenue, cash flow, sales volume, earnings per share, return on equity, return on assets, return on sales, return on invested capital, economic value added, net earnings, total shareholder return, gross margin, costs, productivity, brand contribution, product quality, portfolio transformation, productivity improvement, corporate value measures (such as compliance, safety, environmental and personnel matters), or goals related to corporate initiatives, such as acquisitions, dispositions or customer satisfaction. The Performance Goals based on these Performance Measures may be expressed in absolute terms or relative to the performance of other entities.

(iv)	Negative Discretion. Notwithstanding the achievement of any Performance Goal established under the Plan, the Committee has the discretion to reduce, but not increase, some or all of a Performance Award that would otherwise be paid to a Participant.

(v)	Extraordinary Events. At, or at any time after, the time an Award is granted, and to the extent permitted under Code Section 162(m) and the regulations thereunder without adversely affecting the treatment of the Award under the Performance-Based Exception, the Committee, in its sole discretion, may provide for the manner in which performance will be measured against the Performance Goals (or may adjust the Performance Goals) to reflect the impact of specific corporate transactions, accounting or tax law changes and other extraordinary and nonrecurring events.

(vi)	Performance-Based Exception. With respect to any Award that is intended to satisfy the conditions for the Performance-Based Exception under Code Section 162(m): (A) the Committee shall interpret the Plan and this Section 7(d) in light of Code Section 162(m) and the regulations thereunder; (B) the Committee shall not amend the Award in any way that would adversely affect the treatment of the Award under Code Section 162(m) and the regulations thereunder; and (C) such Award shall not be paid until the Committee shall first have certified that the Performance Goals have been achieved.

(e)	Stock Awards.
(i)	Grants. Subject to the provisions of the Plan, Stock Awards consisting of shares of Common Stock may be granted pursuant to this Section 7(e) only to Eligible Persons who are consultants or advisors to the Company and may not be granted to employees of the Company (including Employee Directors). Non-Employee Directors are eligible to receive Stock Awards only pursuant to Section 8. Stock Awards may be granted either alone or in addition to other Awards made under the Plan.

(ii)	Terms and Conditions. The shares of Common Stock subject to a Stock Award shall be immediately vested at the time of grant and nonforfeitable at all times but shall be subject to such other terms and conditions, including restrictions on transferability, as determined by the Committee in its discretion subject to Section 5(c) and the other provisions of the Plan. The shares of Common Stock subject to a Stock Award shall be registered in the name of the Participant.
8.	Awards to Non-Employee Directors.
(a)	Sole Awards. Notwithstanding anything in the other sections of the Plan to the contrary, Non-Employee Directors are eligible to receive only Awards authorized by this Section 8. The terms applicable under Section 7 for each such category of Award shall apply under this Section 8 to the extent not inconsistent with the provisions of this Section 8. The Committee retains the discretion to change the amount and terms of the Initial Grant or the types of Awards to Non-Employee Directors notwithstanding paragraphs (a), (b) and (c) of this Section 8.

(b)	Initial Grants. Each newly appointed Non-Employee Director shall, as soon as practicable after initially becoming a member of the Board, be granted an Award (the “Initial Grant”) of a Stock Award consisting of 1,000 shares of Common Stock subject to the transfer restrictions in Section 8(c)(i) below.

(c)	Terms of Initial Grants to Non-Employee Directors.
(i)	Shares of Common Stock subject to a Stock Award granted to a Non-Employee Director shall be immediately vested at the time of grant and nonforfeitable at all times. However, such shares of Common Stock may not be sold, assigned, transferred or otherwise disposed of, or mortgaged, pledged or otherwise encumbered, until the date the Non-Employee Director’s membership on the Board ceases (except that this transfer restriction shall not prohibit: (A) PepsiCo’s retaining shares to satisfy any required tax withholding under Section 12(e) to the extent applicable, and (B) intra-family transfers permitted by the Committee). In order to enforce the limitations imposed upon such shares of Common Stock, the Committee may (a) cause a legend or legends to be placed on any certificates evidencing such shares, and/or (b) cause “stop transfer” instructions to be issued, as it deems necessary or appropriate.
(ii)	Non-Employee Directors who hold shares of Common Stock pursuant to a Stock Award granted under this Section 8 shall have the right to receive dividends in cash or other property and shall have the right to vote such shares as the record owners thereof; provided that any securities of the Company that are distributed to a Non-Employee Director shall be subject to the same transfer restrictions that apply to such shares of Common Stock.
(d)	Payment Shares. A current or former Non-Employee Director’s interest in phantom shares of Common Stock under the Director Deferral Program, which results from an elective or mandatory deferral of cash payments, shall be paid in shares of Common Stock (“Payment Shares”) pursuant to the Plan while the Plan remains in effect, to the extent the Director Deferral Program provides for the stock settlement of such phantom shares. The number of Payment Shares a current or former Non-Employee Director is entitled to receive shall be equal to the number of the Non-Employee Director’s phantom shares of Common Stock under the Director Deferral Program on the applicable distribution valuation date, and such Payment Shares shall be distributed on the same date such Non-Employee Director would otherwise be entitled to receive the cash payment under the Director Deferral Program in lieu of which the Payment Shares are being distributed.
9.	Deferred Payments.
     Subject to the terms of the Plan, the Committee may determine that all or a portion of any Award to a Participant, whether it is to be paid in cash, shares of Common Stock or a combination thereof, shall be deferred or may, in its sole discretion, approve deferral elections made by Participants. Deferrals shall be for such periods and upon such terms as the Committee may determine in its sole discretion, which terms shall be designed to comply with Code Section 409A.
10.	Dilution and Other Adjustments.
     In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, combination or exchange of shares or other change in corporate structure affecting any class of Common Stock, the Committee shall make such adjustments in the class and aggregate number of shares which may be delivered under the Plan as described in Section 5, the individual award maximums under Section 6, the class, number, and Option Exercise Price of outstanding Options, the class number and exercise price of outstanding SARs and the class and number of shares subject to any other Awards granted under the Plan (provided the number of shares of any class subject to any Award shall always be a whole number), as may be, and to such extent (if any), determined to be appropriate and equitable by the Committee, and any such adjustment may, in the sole discretion of the Committee, take the form of Options covering more than one class of Common Stock. Such adjustment shall be conclusive and binding for all purposes of the Plan. Any adjustment of an Option or SAR under this Section 10 shall be accomplished in a manner that permits the Option or SAR to be exempt from Code Section 409A.

11.	Change in Control.
(a)	Impact of Event. Notwithstanding any other provision of the Plan to the contrary, in the event of a Change in Control, the following provisions of this Section 11 shall apply except to the extent an Award agreement provides for a different treatment (in which case the Award agreement shall govern and this Section 11 shall not be applicable):
(i)	If and to the extent that outstanding Awards under the Plan (A) are assumed by the successor corporation (or affiliate thereto) or continued or (B) are replaced with equity awards that preserve the existing value of the Awards at the time of the Change in Control and provide for subsequent payout in accordance with a vesting schedule and Performance Goals, as applicable, that are the same or more favorable to the Participants than the vesting schedule and Performance Goals applicable to the Awards, then all such Awards or such substitutes thereof shall remain outstanding and be governed by their respective terms and the provisions of the Plan subject to Section 11(a)(iv) below.

(ii)	If and to the extent that outstanding Awards under the Plan are not assumed, continued or replaced in accordance with Section 11(a)(i) above, then upon the Change in Control the following treatment (referred to as “Change-in-Control Treatment”) shall apply to such Awards: (A) outstanding Options and SARs shall immediately vest and become exercisable; (B) the restrictions and other conditions applicable to outstanding Restricted Shares, Restricted Stock Units and Stock Awards, including vesting requirements, shall immediately lapse; such Awards shall be free of all restrictions and fully vested; and, with respect to Restricted Stock Units, shall be payable immediately in accordance with their terms or, if later, as of the earliest permissible date under Code Section 409A; and (C) outstanding Performance Awards granted under the Plan shall immediately vest and shall become immediately payable in accordance with their terms as if the Performance Goals have been achieved at the target performance level.

(iii)	If and to the extent that outstanding Awards under the Plan are not assumed, continued or replaced in accordance with Section 11(a)(i) above, then in connection with the application of the Change-in-Control Treatment set forth in Section 11(a)(ii) above, the Board may, in its sole discretion, provide for cancellation of such outstanding Awards at the time of the Change in Control in which case a payment of cash, property or a combination thereof shall be made to each such Participant upon the consummation of the Change in Control that is determined by the Board in its sole discretion and that is at least equal to the excess (if any) of the value of the consideration that would be received in such Change in Control by the holders of PepsiCo’s securities relating to such Awards over the exercise or purchase price (if any) for such Awards (except that, in the case of an Option or SAR, such payment shall be limited as necessary to prevent the Option or SAR from being subject to Code Section 409A).
(iv)	If and to the extent that (A) outstanding Awards are assumed, continued or replaced in accordance with Section 11(a)(i) above and (B) a Participant’s employment with, or performance of services for, the Company is terminated by the Company for any reasons other than Cause or by such Participant for Good Reason, in each case, within the two-year period commencing on the Change in Control, then, as of the date of such Participant’s termination, the Change-in-Control Treatment set forth in Section 11(a)(ii) above shall apply to all assumed or replaced Awards of such Participant then outstanding.

(v)	Outstanding Options or SARs that are assumed, continued or replaced in accordance with Section 11(a)(i) may be exercised by the Participant in accordance with the applicable terms and conditions of such Award as set forth in the applicable Award agreement or elsewhere; provided, however, that Options or SARs that become exercisable in accordance with Section 11(a)(iv) may be exercised until the expiration of the original full term of such Option or SAR notwithstanding the other original terms and conditions of such Award.
(b)	Definitions.
(i)	For purposes of this Section 11, “Change in Control” means the occurrence of any of the following events:
(A)	acquisition of 20% or more of the outstanding voting securities of PepsiCo by another entity or group; excluding, however, the following (1) any acquisition by PepsiCo or (2) any acquisition by an employee benefit plan or related trust sponsored or maintained by PepsiCo;

(B)	during any consecutive two-year period, persons who constitute the Board at the beginning of the period cease to constitute at least 50% of the Board (unless the election of each new Board member was approved by a majority of directors who began the two-year period);

(C)	(1) with respect to Awards granted prior to September 11, 2008, PepsiCo shareholders approve a merger or consolidation of PepsiCo with another company, and PepsiCo is not the surviving company; or, if after such transaction, the other entity owns, directly or indirectly, 50% or more of the outstanding voting securities of PepsiCo and (2) with respect to Awards granted on or after

September 11, 2008, consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting shares of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(D)	PepsiCo shareholders approve a plan of complete liquidation of PepsiCo or the sale or disposition of all or substantially all of PepsiCo’s assets; or

(E)	any other event, circumstance, offer or proposal occurs or is made, which is intended to effect a change in the control of PepsiCo, and which results in the occurrence of one or more of the events set forth in clauses (A) through (D) of this Section 11(b)(i).
(ii)	For purposes of this Section 11, “Cause” means with respect to any Participant, unless otherwise provided in the applicable Award agreement, (A) the Participant’s willful misconduct that materially injures the Company; (B) the Participant’s conviction of a felony or a plea of nolo contendere by Participant with respect to a felony; or (C) the Participant’s continued failure to substantially perform his or her duties with the Company (other than by reason of the Participant’s disability) after written demand by the Company that identifies the manner in which the Company believes that the Participant has not performed his or her duties. A termination for Cause must be communicated to the Participant by written notice that specifies the event or events claimed to provide a basis for termination for Cause.

(iii)	For purposes of this Section 11, “Good Reason” means with respect to any Participant, unless otherwise provided in the applicable Award agreement, without the Participant’s written consent, (A) the Company’s requiring a material change in the Participant’s principal place of employment as it existed immediately prior to the Change in Control, except for reasonably required travel on the Company’s business that is not materially greater than such travel requirements prior to the Change in Control (for this purpose, a change of 35 or fewer miles shall not be considered a material change in the Participant’s principal place of employment); (B) a material reduction in the Participant’s compensation (within the meaning of Treasury Regulation § 1.409A-1(n)(2)(ii)(A)(2)) as in effect immediately prior to the Change in Control; or (C) a material reduction in the Participant’s job responsibilities, authority or duties with the Company as in effect immediately prior to the Change in Control. A termination for Good Reason must be communicated by the Participant to the Company by written notice that specifies the event or events claimed to provide a basis for termination for Good Reason; provided that the Participant’s written notice must be tendered within ninety (90) days of the occurrence of such event or events and provided further that the Company shall have failed to remedy such act or omission within thirty (30) days following its receipt of such notice. A Participant’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder if the Participant actually terminates employment within fourteen (14) days after the Company’s failure to timely remedy or, if earlier, prior to the second anniversary of the Change in Control.
12.	Miscellaneous Provisions.
(a)	Misconduct.
(i)	Except as otherwise provided in agreements covering Awards hereunder, a Participant shall forfeit all rights in his or her outstanding Awards under the Plan, and all such outstanding Awards shall automatically terminate and lapse, if the Committee determines that such Participant has (A) used for profit or disclosed to unauthorized persons, confidential information or trade secrets of the Company, (B) breached any contract with or violated any obligation to the Company, including without limitation, a violation of any Company code of conduct, (C) engaged in unlawful trading in the securities of PepsiCo or of another company based on information gained as a result of that Participant’s employment or other relationship with the Company, (D) committed a felony or other serious crime or engaged in any activity which constitutes gross misconduct, (E) breached the non-compete, non-solicitation or other restrictive covenants as provided in the applicable Award agreement, or (F) violated any PepsiCo compensation clawback policy applicable to the Participant.

(ii)	In addition, to the extent provided in the applicable Award agreement, in the event any accounting adjustment is required to be made to the Company’s financial results and the Committee determines that an Executive Officer’s gross negligence or misconduct caused or contributed to the need for the accounting adjustment, the Committee may, to the extent determined appropriate by the Committee in its sole discretion to reflect the impact of the accounting adjustment on the Company’s financial results, (A) require such Executive Officer to reimburse the Company for all or a portion of any Award previously paid to such Executive Officer, (B) cause the cancellation of all or a portion of any outstanding Awards held by such Executive Officer or payable to such Executive Officer, and/or (C) require such Executive Officer to reimburse the Company for all or a portion of the gains from the exercise of the Executive Officer’s Options or settlement of any of the Executive Officer’s other Awards realized during the twelve (12)-month period following the first issuance or filing of the financial results required to be adjusted. For purposes of this Section 12(a)(ii), “Executive Officer” means an executive officer of the Company for purposes of Section 16 of the Exchange Act.

(iii)	The remedies set forth in this Section 12(a) are in addition to any other remedies available under applicable law in the event of misconduct described above.
(b)	Rights as Shareholder. Except as otherwise provided herein, a Participant shall have no rights as a holder of Common Stock with respect to Awards hereunder, unless and until the shares of Common Stock have been registered to the Participant as the owner.

(c)	No Loans. No loans from the Company to Participants shall be permitted in connection with the Plan.

(d)	Assignment or Transfer. Except as otherwise provided under the Plan, no Award under the Plan or any rights or interests therein shall be transferable other than by will or the laws of descent and distribution. The Committee may, in its discretion, provide that an Award (other than an ISO) is transferable without the payment of any consideration to a Participant’s family member, whether directly or by means of a trust or otherwise, subject to such terms and conditions as the Committee may impose. For this purpose, “family member” has the meaning given to such term in the General Instructions to the Form S-8 registration statement under the Securities Act of 1933. All Awards under the Plan shall be exercisable, during the Participant’s lifetime, only by the Participant or a person who is a permitted transferee pursuant to this Section 12(d). Once awarded, the shares of Common Stock (other than Restricted Shares) received by Participants may be freely transferred, assigned, pledged or otherwise subjected to lien, subject to: (i) the transfer restrictions in Sections 7(e)(ii) and 8(c)(i) above; and (ii) the restrictions imposed by the Securities Act of 1933, Section 16 of the Exchange Act and PepsiCo’s Insider Trading Policy, each as amended from time to time.

(e)	Withholding Taxes. PepsiCo shall have the right to deduct from all Awards paid in cash to a Participant any taxes required by law to be withheld with respect to such Awards. All statutory minimum applicable withholding taxes arising with respect to Awards paid in shares of Common Stock to a Participant shall be satisfied by PepsiCo retaining shares of Common Stock having a Fair Market Value on the date the tax is to be determined that is equal to the amount of such statutory minimum applicable withholding tax (rounded, if necessary, to the next highest whole number of shares of Common Stock); provided, however, that, subject to any restrictions or limitations that the Committee deems appropriate, a Participant may elect to satisfy such statutory minimum applicable withholding tax through cash or cash proceeds.

(f)	Currency and Other Restrictions. The obligations of the Company to make delivery of Awards in cash or Common Stock shall be subject to currency or other restrictions imposed by any governmental authority or regulatory body having jurisdiction over such Awards.

(g)	No Rights to Awards. Neither the Plan nor any action taken hereunder shall be construed as giving any person any right to be retained in the employ or service of the Company, and the Plan shall not interfere with or limit in any way the right of the Company to terminate any person’s employment or service at any time. Except as set forth herein, no employee or other person shall have any claim or right to be granted an Award under the Plan. By accepting an Award, the Participant acknowledges and agrees that (i) the Award will be exclusively governed by the terms of the Plan, including the right reserved by the Company to amend or cancel the Plan at any time without the Company incurring liability to the Participant (except, to the extent the terms of the Award so provide, for Awards already granted under the Plan), (ii) Awards are not a constituent part of salary and the Participant is not entitled, under the terms and conditions of employment, or by accepting or being granted Awards under the Plan to require Awards to be granted to him or her in the future under the Plan or any other plan, (iii) the value of Awards received under the Plan shall be excluded from the calculation of termination indemnities or other severance payments or benefits, and (iv) the Participant shall seek all necessary approval under, make all required notifications under, and comply with all laws, rules and regulations applicable to the ownership of Options and shares of Common Stock and the exercise of Options, including, without limitation, currency and exchange laws, rules and regulations.

(h)	Beneficiary Designation. To the extent allowed by the Committee, each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named on a contingent or successive basis) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Unless the Committee determines otherwise, each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and shall be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

(i)	Costs and Expenses. The cost and expenses of administering the Plan shall be borne by PepsiCo and not charged to any Award or to any Participant.

(j)	Fractional Shares. Fractional shares of Common Stock shall not be issued or transferred under an Award, but the Committee may direct that cash be paid in lieu of fractional shares or may round off fractional shares, in its discretion.

(k)	Funding of Plan. The Plan shall be unfunded and any benefits under the Plan shall represent an unsecured promise to pay by the Company. PepsiCo shall not be required to establish or fund any special or separate account or to make any other segregation of assets to assure the payment of any Award under the Plan and the existence of any such account or other segregation of assets shall be consistent with the “unfunded” status of the Plan.

(l)	Indemnification. Provisions for the indemnification of officers and directors of the Company in connection with the administration of the Plan shall be as set forth in PepsiCo’s Certificate of Incorporation and Bylaws as in effect from time to time.

(m)	Successors. All obligations of PepsiCo under the Plan with respect to Awards granted hereunder shall be binding on any successor to PepsiCo, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of PepsiCo.

(n)	Compliance with Code Section 409A. The Plan is intended to satisfy the requirements of Code Section 409A and any regulations or guidance that may be adopted thereunder from time to time, including any transition relief available under applicable guidance related to Code Section 409A. Accordingly, to ensure the exemption from Code Section 409A of potentially exempt Awards and the compliance with Code Section 409A of other Awards, any payment that under the terms of the Plan or an agreement is to be made as soon as practicable relative to a date shall be made not later than 60 days after such date, and the Participant may not determine the time of payment. Pursuant to Section 13(b), the Plan may be amended or interpreted by the Committee as it determines necessary or appropriate in accordance with Code Section 409A and to avoid a plan failure under Code Section 409A(a)(1). If a Participant is a “specified employee” as defined in Code Section 409A at the time of the Participant’s separation from service with the Company, then solely to the extent necessary to avoid the imposition of any additional tax under Code Section 409A, the commencement of any payments or benefits under an Award shall be deferred until the date that is six months following the Participant’s separation from service (or such other period as required to comply with Code Section 409A).
13.	Effective Date, Governing Law, Amendments and Termination.
(a)	Effective Date. The Plan in its original form became effective on May 2, 2007, the date on which it was initially approved by PepsiCo’s shareholders, and was subsequently amended by the Board on September 13, 2007 and September 12, 2008. The Plan as amended and restated herein was approved by the Board on March 12, 2010 and shall become effective in its amended form upon its approval by PepsiCo’s shareholders.

(b)	Amendments. The Committee or the Board may at any time terminate or from time to time amend the Plan in whole or in part, but no such action shall adversely affect any rights or obligations with respect to any Awards granted prior to the date of such termination or amendment without the consent of the affected Participant except to the extent that the Committee reasonably determines that such termination or amendment is necessary or appropriate to comply with applicable law (including the provisions of Code Section 409A and the regulations thereunder pertaining to the deferral of compensation) or the rules and regulations of any stock exchange on which Common Stock is listed or quoted. Notwithstanding the foregoing, unless PepsiCo’s shareholders shall have first approved the amendment, no amendment of the Plan shall be effective if the amendment would (i) increase the maximum number of shares of Common Stock that may be delivered under the Plan or to any one individual (except to the extent such amendment is made pursuant to Section 10 hereof), (ii) extend the maximum period during which Awards may be granted under the Plan, (iii) add to the types of awards that can be made under the Plan, (iv) change the Performance Measures pursuant to which Performance Awards are earned, (v) modify the requirements as to eligibility for participation in the Plan, (vi) decrease the grant or exercise price of any Option or SAR to less than the Fair Market Value on the date of grant except for anti-dilution adjustments made pursuant to Section 10; or (vii) require shareholder approval pursuant to the Plan or applicable law or the rules of the principal securities exchange on which shares of Common Stock are traded in order to be effective.

(c)	Governing Law. Except as otherwise provided in agreements covering Awards hereunder, all questions pertaining to the construction, interpretation, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with the laws of the State of North Carolina without giving effect to conflict of laws principles.

(d)	Termination. No Awards shall be made under the Plan after the tenth anniversary of the date on which PepsiCo’s shareholders initially approve the Plan.